COLUMBIA LABORATORIES REPORTS
THIRD QUARTER 2010 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today
LIVINGSTON, NJ — November 4, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced financial results for the three- and nine-month periods ended September 30, 2010.  Third quarter results are not typical of past or future quarters due to the accounting for the sale of the Company’s progesterone related assets to Watson Pharmaceuticals, the concurrent elimination of all Company debt effective July 2, 2010, and certain one-time expenses.  Key financial results for the quarter and subsequent events include:

  Total net revenues increased 79% to $14.2 million in the third quarter of 2010 compared to $7.9 million in the third quarter of 2009, driven primarily by $8.5 million in revenue related to the gain on the sale of the progesterone assets to Watson.  A total of $34 million in deferred gains are being amortized at the rate of $8.5 million over four quarters, representing the estimated remaining development period for the potential preterm birth indication.
  Total net product revenues were $5.1 million in the third quarter of 2010 compared with $7.8 million in the third quarter of 2009, primarily as a result of the transfer, on July 2, 2010, of the CRINONE®/PROCHIEVE® (progesterone gel)  assets, including responsibility for future product sales in the U.S., to Watson.
  In late October, the last infant was born from the PREGNANT Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.  The Company expects to report study results in December 2010.
  Cash and cash equivalents stood at $22.4 million as of September 30, 2010. This compares to cash and cash equivalents of $14.8 million at December 31, 2009.

“Closing the Watson Transactions in early July greatly improved Columbia's future profit outlook,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer.  “With the transfer of the progesterone assets to Watson completed and their larger sales force now trained, we look forward to CRINONE’s continued growth in the infertility market as we prepare for the opportunity that hopefully awaits us in preterm birth.

“Our focus now is the completion of the PREGNANT Study.  We eagerly anticipate reporting top-line results of this pivotal Phase III clinical trial next month.  Strong positive data could trigger a $6 or $8 million milestone payment from Watson and pave the way for us to file an NDA in the first half of 2011,” concluded Condella.

Third Quarter Financial Results
Total net revenues were $14.2 million in the third quarter of 2010 compared to $7.9 million in the third quarter of 2009. The significant increase in net revenues was driven primarily by $8.5 million in revenue related to the gain on the sale of the progesterone assets to Watson.

Net product revenues were $5.1 million in the third quarter of 2010 compared with $7.8 million in the third quarter of 2009, primarily as a result of the transfer on July 2, 2010, of the CRINONE/PROCHIEVE assets, including responsibility for future product sales in the U.S., to Watson. Other factors affecting net product revenues were an 8% decrease in net revenues from Merck Serono for international sales of CRINONE 8% due to seasonal ordering patterns, partially offset by higher sales of Replens® and RepHresh® OTC products to Lil’ Drug Store Products, Inc. (“Lil' Drug Store”) and product sold to Watson under the new supply agreement.  Royalties on sales by Watson were approximately $0.5 million.

Gross profit margin increased from 68% in the third quarter of 2009 to 79% in the third quarter of 2010, reflecting the deferred gain on the sale of the progesterone assets to Watson.  Excluding the deferred gain recognition, the gross profit margin for the third quarter would have been 48%, reflecting primarily the lower-margin OTC product sales to Lil' Drug Store as well as product sales to Watson.

  Total operating expenses were $10.3 million in the third quarter of 2010, an 18% increase compared to $8.8 million in the prior year period due to an unusual number of one-time expenses.
  Selling and distribution expenses increased to $3.9 million in the third quarter of 2010 compared to $3.1 million in the third quarter of 2009, primarily due to a reserve of $2.2 million for the back royalties which may be owed to Bio-Mimetics, Inc. if the ongoing dispute is not resolved in Columbia’s favor.  The remaining expense is primarily related to severance, accelerated vesting of stock options, contract wind-down costs as a result of the sale to Watson and a modest spend in support of STRIANT® (testosterone buccal system) offset, in part, by reduced sales and marketing costs following Watson’s assumption of those responsibilities in July 2010.
  General and administrative costs increased to $4.3 million in the third quarter of 2010 compared to $2.1 million in the same period a year ago, due to $1.7 million in Watson transaction-related costs and the cost associated with accelerated vesting of stock options.
  Research and development costs decreased to $2.0 million in the third quarter of 2010 compared to $2.3 million in the third quarter of 2009, driven by lower costs of the PREGNANT Study, which is expected to be completed in the fourth quarter of 2010.
  Last year, the Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE, which it acquired from Merck Serono in December 2006. The asset was sold to Watson on July 2, 2010.
Other income and expense for the third quarter of 2010 was a net expense of $0.6 million versus a net expense of $2.4 million in the third quarter of 2009, reflecting primarily the elimination of $2.3 million in interest expense upon retirement of the Company’s debt on July 2, 2010. The third quarter of 2010 other income and expense reflects the non-cash loss on the extinguishment of the Company’s debt, partially offset by the reversal of the fair value of the embedded derivative as of the previous quarter end.

As a result, the Company reported net income of $0.3 million for the third quarter of 2010 as compared to a net loss of $5.9 million for the third quarter of 2009.

As of September 30, 2010, Columbia had cash and cash equivalents of $22.4 million. This compares to cash and cash equivalents of $14.8 million at December 31, 2009. The increase in cash primarily reflects the $62.0 million in proceeds from the Watson Transactions, partially offset by $42.2 million of cash used to retire the Company’s debt, $3.0 million used to repurchase 3.3 million shares of the Company’s common stock, transaction costs of $4.2 million, severance of $1.0 million, cash interest expense of $2.4 million, and net cash used in operating activities during this period of $1.6 million.

Financial Outlook
The closing of the Watson Transactions significantly strengthened the Company’s balance sheet.  The Company expects the cash balance at December 31, 2010, will be in excess of $20.0 million.  Under the agreement with Watson, the Company is committed to spend up to $7.0 million (beginning January 1, 2010) to complete the PREGNANT Study and file the NDA; through September 30, 2010, approximately $4.4 million had been spent.  Regardless of the study outcome, the Company expects to be at least cash flow neutral in 2011. With a successful PREGNANT Study, however, the Company expects to move to sustained profitability and to begin to realize the benefits of tax-sheltered income through its significant net operating loss carryforwards.

Quarterly Conference Call
As previously announced, Columbia will hold a conference call to discuss financial results for the third quarter of 2010 on November 4, 2010.  Investors and other interested parties may access the conference call as follows:

Date:	Thursday, November 4, 2010
Time:	11:00am ET
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under the "Events" tab

The teleconference replay will be available two hours after completion through Thursday, November 11, 2010, at (800) 642-1687 (U.S. & Canada) or (706) 645-9291. The conference ID for the replay is 16372909. The archived webcast will be available for one year on the Company’s investor website, www.columbialabs.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects to report top line study results in December 2010.

Columbia's press releases and other company information are available online at columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE®/PROCHIEVE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

STRIANT® is a registered trademark of Columbia Laboratories, Inc.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

RepHresh® and Replens® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact
Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
REVENUES
Net product revenues	$21,702,045	$23,318,938	$5,117,378	$7,807,945
Royalties	544,349	256,683	540,380	75,713
Other revenues	8,537,003	72,227	8,503,655	19,299
Total net revenues	30,783,397	23,647,848	14,161,413	7,902,957
COST OF PRODUCT REVENUES	6,232,062	6,680,929	2,969,827	2,561,560
Gross profit	24,551,335	16,966,919	11,191,586	5,341,397
OPERATING EXPENSES:
Selling and distribution	9,882,039	8,999,177	3,925,408	3,096,810
General and administrative	12,451,067	7,708,514	4,339,349	2,147,515
Research and development	6,609,318	6,206,028	2,034,183	2,258,656
Amortization of licensing right	2,522,364	3,783,546	-	1,261,182
Total operating expenses	31,464,788	26,697,265	10,298,940	8,764,163
(Loss) income from operations	(6,913,453)	(9,730,346)	892,646	(3,422,766)
OTHER INCOME (EXPENSE):
Interest income	24,625	33,801	22,416	5,057
Interest expense	(4,832,641)	(6,488,859)	(12,549)	(2,283,524)
Change in fair value of derivative	-	-	4,829,036	-
Loss on debt extinguishment	(5,156,775)	-	(5,156,775)	-
Change in fair value of redeemable warrants	(133,128)	-	(133,128)	-
Other, net	(201,684)	(225,156)	(184,024)	(152,029)
Total other expenses	(10,299,603)	(6,680,214)	(635,024)	(2,430,496)
(Loss) income before taxes	(17,213,056)	(16,410,560)	257,622	(5,853,262)
State income taxes	(2,200)	(16,930)	-	-
NET (LOSS) INCOME	$(17,215,256)	$(16,427,490)	$257,622	$(5,853,262)

NET (LOSS) INCOME PER COMMON SHARE:
Basic & diluted	$(0.24)	$(0.30)	$0.00	$(0.11)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic & diluted	70,987,668	54,397,545	82,010,063	54,455,731

 COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents of which $8,240,760 in 2010 and $12,225,732 in 2009 is interest bearing	$22,434,558	$14,757,615
Accounts receivable, net of allowances for doubtful accounts of $100,000 in 2010 and 2009, respectively	2,447,988	4,262,851
Inventories	2,766,766	2,532,722
Prepaid expenses and other current assets	218,169	1,097,525
Total current assets	27,867,481	22,650,713
Property and equipment, net	564,925	691,479
Intangible assets, net	-	18,770,332
Other assets	483,883	1,644,695
TOTAL ASSETS	$28,916,289	$43,757,219

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of financing agreements	$-	$144,897
Accounts payable	1,944,315	3,662,091
Accrued expenses	6,963,451	4,588,088
Redeemable warrants	5,643,021	-
Total current liabilities	14,550,787	8,395,076
Notes payable	-	32,965,863
Long-term portion of financing agreements	-	15,234,406
Deferred revenue	25,835,106	328,367
TOTAL LIABILITIES	40,385,893	56,923,712

COMMITMENTS AND CONTINGENCIES
Contingently Redeemable Series C Preferred Stock, 600 shares issued and outstanding in 2010 and 2009, respectively (liquidation preference of $600,000)	600,000	600,000

SHAREHOLDERS' DEFICIT:
Preferred stock, $.01 par value;1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E Convertible Preferred Stock, 59,000 shares issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 100,000,000 shares authorized; 84,434,611 and 65,761,986 shares issued in 2010 and 2009, respectively	844,345	657,619
Capital in excess of par value	264,496,821	242,637,646
Less cost of 3,521,499 and 131,935 treasury shares in 2010 and 2009, respectively	(3,403,090)	(280,813)
Accumulated deficit	(274,194,519)	(256,979,263)
Accumulated other comprehensive income	186,248	197,727
Shareholders' deficit	(12,069,604)	(13,766,493)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$28,916,289	$43,757,219